AMENDMENT TO THE SERVICES AGREEMENT

This Amendment is made to the Services Agreement dated January 1, 2016 (the “Agreement”) between Citi Fund Services Ohio, Inc. (“Citi”) and Strategy Shares (the “Client”, together with Citi, the “Parties”). This amendment shall be effective as of the ________, 2016.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which Citi provides certain services to the Client;

WHEREAS, the Client wishes to amend Schedule 4 of the Agreement to reflect the addition of certain new funds.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule 4 in the form attached hereto as Exhibit 1.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date set forth above.

CITI FUND SERVICES OHIO, INC.	STRATEGY SHARES

By: _________________________________	By: _____________________________________

Name: _______________________________	Name: ___________________________________

Title: ________________________________	Title: ____________________________________

Date: ________________________________	Date: ____________________________________

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EXHIBIT 1

AMENDED SCHEDULE 4

1.	US Market Rotation Strategy ETF
2.	EcoLogical Strategy ETF
3.	Active Alts Contrarian ETF
4.	Bioshares Biothreat ETF